EXHIBIT 5.1

MORRISON & FOERSTER LLP

Palo Alto, California

October 31, 2005

BEA Systems, Inc.

2315 North First Street

San Jose, CA 95131

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by BEA Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on October 31, 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,780,950 shares of the Company’s Common Stock reserved for issuance pursuant to the Company’s assumption of the outstanding but unexercised options granted under the Plumtree Software, Inc. 1997 Equity Incentive Plan and the Plumtree Software, Inc. 2002 Stock Plan (the “Shares”).

As counsel to the Company, in connection with the Registration Statement, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    Morrison & Foerster LLP